AMENDMENT TO THE
ETF SERIES SOLUTIONS
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT effective as of the 18th day of July, 2017, to the Fund Accounting Servicing Agreement, dated as of May 16, 2012, as amended (the "Agreement"), is entered into by and between ETF SERIES SOLUTIONS, a Delaware statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (''USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds and fees; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement to add the Nationwide funds currently authorized by the Trust or may be authorized by the Trust subsequent to the date of this Amendment (each a "Fund" and collectively the "Funds").

Exhibit P, the fees of the Nationwide Funds, is hereby added and attached hereto.

This amendment will become effective upon the commencement of operations of each of the Nationwide Funds. Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETF SERIES SOLUTIONS	U.S. BANCORP FUND SERVICES, LLC
By: /s/ Michael D. Barolsky	By: /s/ Michael L. Ceccato
Name: Michael D. Barolsky	Name: Michael L. Ceccato
Title: VSecretary	Title: Senior Vice President

Exhibit P to the ETF Series Solutions Fund Accounting Servicing Agreement -
Nationwide Funds

Base Fee for Accounting, Administration, and Transfer Agent Services at July 18, 2017

The following-reflects the greater of the basis point fee or annual minimum for Funds in the ETF Series Solutions (ESS) Trust where Nationwide acts as Adviser to the Fund.1

Annual Minimum per Fund
Funds 1-5	$[ ]
Funds 6-10	$[ ]
Funds 11-15	$[ ]
Funds 16+	$[ ]

Basis Points on Trust AUM
First $500m                    [ ] bp
Next $500m                        [ ] bp
+$1b to $3b                        [ ] bp
+$3b lo $20b                      [ ] bp
+20b                                    [ ] bp

See the following pages for Services and associated fees in addition to the Base Fee See the following pages for OPTIONAL Supplemental Services and Associated Fees

1  Fees are calculated pro rata and billed monthly

Exhibit P (continued) to the ETF Series Solutions Fund Accounting Servicing Agreement

Accounting, Administration, TA Services in addition to the Base Fee 1 at July 18, 2017

Pricing Services
For daily pricing of each securities (estimated 252 pricing days annually)

•	$[ ] - Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards
•	$[ ] - Domestic Corporates, Convertibles, Governments, Agencies, Currency Rates, Mortgage Backed
•	$[ ] - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
•	$[ ] - Interest Rate swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

•	$[ ] - Bank Loans

•	$[ ] - Swaptions
•	$[ ] - Credit Default Swaps

•	$[ ] per Month Manual Security Pricing (>[ ] per day)

NOTE: Prices are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees. AH schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action Services
Fee for IDC data used to monitor corporate actions

•	$[ ] per Foreign Equity Security per Month

$[ ] per Domestic Equity Security per Month

•	$[ ] par CMOs, Asset Backed, Mortgage Backed Security per Month

ESS Trust Chief Compliance Officer Annual Fees*

•	$[ ] for the first fund

•	$[ ] for funds [ ]

•	$[ ] for funds [ ]

•	$[ ] for funds [ ] and above

*Discounted fees for funds [] apply to long-only equity or fixed-income index based ETFs. All other funds will be $[ ] per additional fund.
Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)

•	$[ ] per security per month

Section 15(c) Reporting
Add the following for fund administration services and data charges necessary to compile SEC required “peer reporting" information.

•	$[ ] per fund per report

Ongoing Annual Legal Administration Services
Add the following for legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements: (Final Fee(s) subject to USBFS legal team review and approval)

•	$[ ] first fund
•	$[ ] each additional fund up to [] funds

•	Fees negotiated for funds []

Miscellaneous Expenses

Including but not limited to, SWIFT processing, customized reporting, third party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filling, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor and sub-advisor facilities.

1 Fees are calculated pro rata and billed monthly

Exhibit P (continued) to the ETF Series Solutions Fund Accounting Servicing Agreement

OPTIONAL Supplemental Services for Fund Accounting, Fund Administration
& Portfolio Compliance at July 18, 2017

Outbound Calling & Marketing Campaigns

•	Cost based on project requirements

Advisor’s Signature below acknowledges approval of the three (3) pages of fee schedules on this Exhibit P.

Nationwide Fund Advisors

By:_/s/ Pamela M. Pesta______________________________

Printed Name: _Pamela M. Pesta______________________

Title: __VP, Supply Management Services________________

Date: 7/28/17